Exhibit 99.1

Atlantic BancGroup, Inc. announces fourth quarter and year end 2009 results.

JACKSONVILLE BEACH, FLORIDA, April 15, 2010

Atlantic BancGroup, Inc., the parent company of Oceanside Bank, with four locations in the Jacksonville Beaches and East Jacksonville, Florida, announced today its fourth quarter and year end 2009 results.

Atlantic BancGroup’s consolidated net loss totaled $5,023,000 for the quarter ended December 31, 2009, a decline from a consolidated net loss of $933,000 in the same period of 2008.  For the three months ended December 31, 2009, the Company had a $4.03 loss per share, as compared with $.74 loss per share for the same period of 2008.  For the year ended December 31, 2009, the Company had a consolidated net loss of $7,240,000, or $5.80 loss per share, as compared with a consolidated net loss of $1,927,000, or $1.54 loss per share, for 2008.

 “It goes without saying that 2009 was another difficult year with a continuation of the economic issues that have resulted in severe declines in real estate values, high unemployment, business failures and residential foreclosures in our market areas and throughout Florida and the U.S. The economic downturn and decline in real estate values have negatively affected our earnings and impacted the credit quality of our loan portfolio. This has resulted in many of our customers being unable to make payments on their loans and we are required by banking regulations to downgrade these loans and reserve against future potential losses in our loan portfolio. As a result, we have adopted an aggressive strategy of significantly increasing our loan loss reserves for these potential future losses. Additionally, we are also required to increase our reserves for those customers whom we have assisted by proactively altering their payment plans to allow them flexibility in continuing to make payments”, stated Chief Executive Officer Barry W. Chandler.

Mr. Chandler continued by highlighting certain items which may indicate positive trends for the Company, “Our level of past due loans at year-end 2009 improved from year-end 2008, with an overall reduction of $2.2 million, of which $1.8 million is attributable to loans 30-89 days past due, which is possibly a leading indicator of a reduction in future charge-offs. In addition, approximately 68% of the total $6.4 million in charge-offs in 2009 and 2008 were attributable to one multifamily project and one single family residence. Specifically identified expenses related to the multifamily project and other real estate owned reduced earnings by $1.2 million in 2009 and $0.8 million in 2008. Furthermore, despite recording net charge-offs of $6.3 million during 2009 and 2008, we have increased our allowance for loan losses to its present level of 3.25% of total loans. The allowance for loan losses covered approximately 97% of our nonperforming loans at December 31, 2009. As the economy improves, the level of future additions to these reserves may subside.

Finally, in 2009, we took a noncash charge to earnings of $2.8 million to establish a valuation allowance for our deferred tax assets. While we had a history of earnings prior to 2008, accounting practices limited our continued recognition of the deferred tax assets in 2009. We may be able to utilize some or all of these benefits once the current economic cycle improves and we return to our historical profit levels.”

Mr. Chandler continued, “Total consolidated assets at December 31, 2009, were $297.4 million, as compared to $268.0 million at December 31, 2008. This increase of $29.4 million is attributable to a $27.1 million increase in investment securities and an increase of $13.9 million in cash and cash equivalents, partially offset by a decrease in net loans of $8.8 million. This shift in asset composition is a result of our strategic decision to increase our liquidity, given the uncertainty of the economic times and future demands of our customer base.”

In conclusion, Mr. Chandler stated, “As we progress through 2010, we will continue to aggressively, but prudently, manage our non-performing assets and explore strategic alternatives to improve our capital position.”

Atlantic BancGroup, Inc. is a publicly traded holding company, trading on the NASDAQ Capital Market, symbol ATBC.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this press release may contain “forward-looking” statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Atlantic BancGroup, Inc., its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect Atlantic BancGroup, Inc.’s financial performance and could cause actual results for fiscal 2010 and beyond to differ materially from those expressed or implied in such forward-looking statements. Atlantic BancGroup, Inc. does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any project results expressed or implied therein will not be realized.